UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)
April 28, 2008
PINNACLE AIRLINES CORP.
(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
Delaware	001-31898	03-0376558
(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132
Registrant’s telephone number, including area code
(901)-348-4100
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Pinnacle Airlines Corp. (the “Company”) is in the process of finalizing its first quarter 2008 financial statements.  The Company expects to report its first quarter 2008 financial results on May 8, 2008.  Although first quarter 2008 results are not yet finalized, the Company currently expects to report first quarter 2008 fully diluted earnings per share of approximately $0.12 to $0.15, which is approximately $0.22 to $0.25 below the current analyst consensus estimate.

There are two primary factors causing the lower than expected financial results.  First, the Company expects that its wholly owned subsidiary, Colgan Air, Inc. (“Colgan”) will report an operating loss of approximately $5 million for the first quarter of 2008 (excluding corporate overhead costs).  The entire industry has been significantly affected by the dramatic increase in fuel prices over the past 12 months.  Colgan’s average fuel price for the first quarter increased by 54% year-over-year, adding approximately $4.2 million in additional fuel costs.  Colgan’s revenue and non-fuel costs on its branded pro-rate flying have shown improving trends in the first quarter, but the improvements have not been enough to offset the high cost of fuel.  Absent additional increases in fuel prices, the Company expects Colgan’s operating losses to decrease during the second and third quarters, when passenger demand is seasonally stronger.

The second factor causing lower than expected financial results for the Company involves the operating performance of Pinnacle Airlines, Inc. (“Pinnacle”), the Company’s regional jet operator.  Pinnacle experienced severe weather throughout its system during the first quarter, and also experienced a higher rate of maintenance events than it has in past winters.  These factors caused Pinnacle’s completion factor and on-time performance to fall below and its customer complaint ratio to exceed goals contained within its regional airline services agreement (“ASA”) with Northwest Airlines, Inc.  Pinnacle recorded a reduction of revenue of approximately $2.5 million as an estimate of performance related payments that it does not expect to receive from Northwest for the first quarter of 2008.  In addition, the Company has estimated that Pinnacle’s operating income for the quarter was further reduced by approximately $2.0 million related to lost revenue and incremental costs associated with cancelled flights.  Although Pinnacle’s operating performance was below its goals, its completion factor and on-time performance does exceed minimum requirements contained in the ASA.

Pinnacle’s operating performance has improved significantly over the past few weeks due in large part to improved weather.  Historically, Pinnacle’s operating performance has been stronger during the second and third quarters each year because of milder weather in spring and summer.  The performance goals in the ASA are measured over six month periods from January 1 through June 30 and July 1 through December 31.  If Pinnacle’s operating performance during the second quarter is similar to the first quarter, then the Company would record a similar reduction of revenue during the second quarter.  However, if Pinnacle’s operating performance improves throughout the second quarter as it has done in past years, then the reduction of revenue related to operating performance goals for the entire six month period may be less than currently estimated, and the Company may record a smaller reduction in revenue during the second quarter.

This Form 8-K contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected.  The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP.
(Registrant)

By: /s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer
April 28, 2008